UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 13, 2010

Date of report (Date of earliest event reported)
SurModics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344

(Address of Principal Executive Offices)	(Zip Code)
(952) 829-2700

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Retention Program. In connection with the announcement by SurModics, Inc. (the “Company” or “SurModics”) on December 14, 2010, that it is exploring strategic alternatives for its SurModics Pharmaceuticals business, including a potential sale of that business (a “Potential Transaction”), the Organization and Compensation Committee of the Board of Directors of the Company approved a Retention Program (the “Retention Program”) to promote the retention of employees of that business. Eligible employees may receive retention payments upon the occurrence of a Potential Transaction. The amount of the retention payment that an employee may receive is generally based on the role that the employee is expected to perform in preserving the value of the Company’s business during the strategic alternatives process. Payment of the retention payment will be contingent upon the employee being employed with the Company’s pharmaceuticals business at the time of payment, unless he or she is involuntarily terminated without cause, or terminates his or her employment for good reason. The retention payments will be made as follows: (1) 50% of the payment will be made upon the closing of a Potential Transaction, and (2) 50% of the payment will be made 90 days after the closing of a Potential Transaction. Notwithstanding the forgoing, if a Potential Transaction does not occur before December 31, 2011, 100% of the retention payment will be paid on such date. Under the Retention Program, Arthur J. Tipton, Ph.D., Senior Vice President and General Manager, Pharmaceuticals, will be eligible to receive a retention payment in the amount of $150,000; and Eugene C. Rusch, Vice President, Manufacturing, will be eligible to receive a retention payment in the amount of $100,000.
Item 8.01 Other Events.
     On December 14, 2010, the Company issued a press release announcing that its Board of Directors has authorized the Company to explore strategic alternatives for its SurModics Pharmaceuticals business, including a potential sale. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits.
99.1	Press Release dated December 14, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
Date: December 17, 2010	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description	Manner of Filing
99.1	Press Release	Filed Electronically